UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

CHATCHING INC.
(Name of registrant as specified in its charter)

Florida	8900	45-2655248
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

1061 E. INDIANTOWN RD. #400
JUPITER FL  33477
Telephone: 561-316-3867
 (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

HACKNEY, ROBERT C
1061 E. INDIANTOWN RD., #400
JUPITER FL 33477
Telephone: 561-316-3867
 (Name, address, and telephone number of agent for service)

SEC File No. 000-54461

Securities registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, no par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Explanatory / Cautionary Notes

ChatChing Inc. is filing this Registration Statement on Form 10 under the Securities Exchange Act of 1934 ("Registration Statement") on a voluntary basis to register its common stock under the 1934 Act so that it will be eligible to issue securities under its to-be-adopted Employee/Consultant Benefit Plan under a registration statement to be filed on Form S-8 when we are eligible.

Regarding Forward-Looking Statements

Certain of the matters we discuss in this Registration Statement may constitute forward-looking statements.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions.   All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions.  While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements and projections attributable to us or persons acting on our behalf apply only as of the date of this Registration Statement and are expressly qualified in their entirety by the cautionary statements included in this Registration Statement.   We undertake no obligation to publicly update or revise any written or oral forward-looking statements, made by us or on our behalf including any of the projections presented herein, to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ITEM 1. BUSINESS

Organization

We were incorporated as Social Network Marketing, Inc. on January 19, 2011 under the laws of the State of Florida. On June 30, 2011, we authorized an 8 share for 10 share reverse stock split.  All share numbers in this registration statement have been adjusted to effect this stock split.  On July 5, 2011, we amended our Articles of Incorporation to change our name to Chatching Inc.

Our principal executive offices are located at 1061 E. Indiantown Rd. #400 Jupiter FL  33477, and our telephone number is 561-316-3867.

We will maintain a website at www.chatching.com. Nothing on this website will be part of this Registration Statement.

Business

We plan to operate a social networking website, ChatChing.com. We have currently completed a the development site to which we do not allow public access.  We are now targeting and expecting a September 2011 launch.

The current status of our site is as follows:

•
The following functions have been tested and found fully-functional on our development site: Registration of users and basic social networking actions that include creation of profile, inviting of friends, sharing of comments, sharing of photos, sharing of video links, on site chat, video chat and communication between users.  These functions will all be available and operative when our site launches.

•
Additionally, work continues to fully implement our point system plan.  The point allocation and tracking system is nearly complete with development expected to conclude on this facet by the end of August 2011.

•
We continue development of more advanced features not necessary for launch.   These features facial recognition, advanced member relationships, privacy settings and user groups, and dynamic updating of point counters.  We anticipate that these functions will be available as follows, although because they are still under development there is no assurance as to when, if ever, they will actually become available:

o	November - photo tagging with facial recognition
o	October - advanced member relationships & privacy settings
o	October - user groups
o	November - dynamic updating of point counters

Our website is being designed for use by individuals from all socio-economic and demographic backgrounds. We plan to generate revenues from contracts for advertisements to appear on ChatChing.com.

We believe that the more users of our website, the more advertising revenue we can generate. The central focus of our business plan is to build the user base for our website. Our plan to quickly generate a user base that will allow us to obtain advertising revenue has two components. First, we have designed ChatChing.com to be easy and enjoyable to use for social networking. Second, we plan to offer users of our site the opportunity to sign Business Development and Promotion Consulting Agreements with us under which they can certain compensation for bona fide services in furtherance of our business according to a points system specified in a written to-be-adopted Employee/Consultant Benefit Plan.

We intend to offer two forms of compensation to our Consultants under our to-be-adopted Employee/Consultant Benefit Plan:

A.  All Consultants will receive the following compensation:  Points may be used in the online point store where members will be able to purchase premium listing that promote their ChatChing network and encourage others to enroll in their network.  Inclusion in the featured Network leaser section will initially cost 5,000 points for 7 days.  Additionally the ability to post messages to ChatChing networks will be able to be purchased at the cost of 5,000 points to post a message to all network members at your tier of the networks that you are part of or 10,000 points for all network members that are part of the members ChatChing network and those networks below extending down five down levels.

B.  Compensation If and When Shares of Common Stock, called Plan Shares, may be issued under the Plan:  All Consultants will have the additional option to elect to apply points to the acquisition of Plan Shares if and when Plan Shares can be issued under the Plan.  Until then, we will note in red in the Consulting Agreement and the Plan:  The Company may not offer and sell these securities until a registration statement is filed with the Securities and Exchange Commission and becomes effective. Nothing herein or in the Plan constitutes an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Since our inception, we have taken the following significant operational activities in furtherance of our business plan:

•
Developed a fully functional social networking website which has been available in private beta since April 11, 2011. Over 2000 hours in technical development work completed.  The technical work included:

o	Developed requirements and features list
o	Evaluated programming frameworks and platforms
o	Installed issue tracking and resolution system
o	Designed and developed screens and forms
o	Modeled advertising system
o	Configured and tested Amazon EC2 cloud-based server banks with load balancing
o	Setup SQL database with master / slave scaling
o	Evaluated database scaling technologies
o	Implemented version control system
•	Majority of site has been translated in 16 languages plus fully English. The remainder will be translated into these other 16 languages in months two to four after launch
•	Three trademarks applied for (Chatching, Chaching and Use It Own It).
•	Server contract with whom? entered into to ensure that the site will not crash if there is a significant amount of activity on site.
•	Over 150 hours of blogging pre-activity in preparation of launch.
•	Chief Technical Officer and Chief Marketing Officer recruitment commenced for post launch revenue activities and site roll-out.

Our Business Model

We offer a simple, easy to use yet comprehensive broad-based social networking website. Our users will be able to use our website from their personal computers, laptops and smart phones. Through our website, our users will also be able to post status updates and connect with a network of “friends” to engage in private and public communications. Users will easily be able to share self-created content, including pictures and other media. A beta version of the website is privately operational. Development continues with programmers focusing on optimization, targeted enhancement and back-end functionality for revenue maximization.

We expect that our revenue will be derived from selling advertising space on ChatChing.com. We intend to offer social advertising capabilities with the ability for users to share interesting advertisements with others. As our members become more and more engaged in using ChatChing.com to serve daily social networking needs, we plan to collect data to facilitate sales of advertisements to a targeted user base. Our founders are experienced in working with online advertising metrics and maximizing advertising via specific demographic and socio-economic variables as well as user interests.  Initially, we plan to sell advertising to other sellers of advertising, including Google AdSense and OpenX Market.  We have contacted both Google and Open X and Google has approved our AdSense account.  We need to provide them with a live site for final approval, which we are in the process of undertaking.   Our plan is to utilize existing ad marketplaces and begin direct sales when we have a critical mass of at lease 250,000 active daily users. As of the date of this registration statement, we have not taken any action to sell advertising in this fashion and have no contracts, agreements or commitments from any advertising purchaser.

As we grow and hire a sales team after we hit this critical mass, we plan to approach Fortune 500 companies for long term advertising and branding campaigns. In addition, we expect to target sales of political advertising during the upcoming 2012 election campaign cycle.  To achieve these targets, we plan to support our initial website launch with ongoing advertising and public relations campaign. Initially, this will start with an aggressive “get the word out” blogging campaign which will cost approximately $7,000 per month in the first 3 months which will be funded from loans from our officers and directors.  We have developed different advertising and public relations models with varying amounts of investment which we will implement when we generate sufficient operating revenues or secure financing from other sources.  As of the date of this registration statement, we have no contracts, agreements or commitments for financing from other sources.

The only disclosure of the Plan on our main website will be:

BECOME A CONSULTANT.  EARN COMPENSATION POINTS.

We offer users of our site the opportunity to sign Business Development and Promotion Consulting Agreements with us under which they can certain compensation for bona fide services in furtherance of our business according to a points system specified in a written Employee/Consultant Benefit Plan.  The compensation currently includes methods enhancing of promoting your profile and building your ChatChing network.  We will be offering in exchange for points premium listing of successful builder is ChatChing networks and the ability to communicate with those in Chatching Network you are part of of that network you are building. However, in the future, subject to applicable SEC laws, rules and regulations, compensation may also include at your option shares of our common stock.

•	For specifics on how to become a consultant and earn points, Click Here.

Persons who “Click Here” will then be taken to a separate website where they will see and have an opportunity to review:

•	The Business Development and Promotion Consulting Agreement and, if they desire, the information to complete to become Consultants; and
•	The Employee/Consultant Benefit Plan.

We plan to implement the Plan Shares portion of our to-be-adopted Employee/Consultant Benefit Plan only after the SEC staff advises us they have no further comments on this Form 10 filing and we are eligible to use and have filed a registration statement on Form S-8 to register shares to be issued under the Plan.  If and after this happens,  persons who “Click Here” will then be taken to a separate website where they will see and have an opportunity to review, in addition to the above:

•	The Registration Statement on Form S-8 as filed with the SEC, but only if and when it is filed with the SEC and becomes effective and shares thereunder may be legally offered.

The language on this website will be substantially the same as the language in this Form 10 describing the sign Business Development and Promotion Consulting Agreements and the to-be-adopted Employee/Consultant Benefit Plan.

Business Development and Promotion Consulting Agreement

The Business Development and Promotion Consulting Agreement provides as follows:

•
During the term of the Agreement, Consultant shall provide the following services in connection with business development and promotion of the business of Company in order to fully and successfully implement the Company’s business plan:  The services which the Consultant may render are set forth in Exhibit A to the Company’s to-be-adopted Employee/Consultant Benefits Plan (“Plan”), a copy of which has been furnished to Consultant.  The entire Plan is incorporated by reference into the Agreement.

•	Consultant may select which of the duties under the Plan Consultant wishes to perform. Consultant is not required to render any of these services and is free to use other social networking sites.

The compensation to Consultant is set forth in the Plan.  We will notify you if and when Plan Shares may be issued under the Plan, and Plan Shares and give you the option to apply your points to the acquisition of Plan Shares. The Company may not offer and sell these securities until a registration statement is filed with the Securities and Exchange Commission and becomes effective. Nothing herein or in the Plan constitutes an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

•
Consultant may terminate the Agreement upon written notice to the Company, which shall be effective five (5) business days from the date of such notice.  The Agreement shall also terminate upon award of all stock eligible to be awarded under the Plan.

•
No person may be a Consultant unless they are 13years of age or older .  If Consultant is older than 13 but younger than 18, this Agreement is not valid until the PARENTAL CONSENT FORM attached to the Agreement is completed and signed in full.

To-Be-Adopted Employee/Consultant Benefit Plan

The to-be-adopted Employee/Consultant Benefit Plan provides for compensation Business Development and Promotion Consultants under our the terms of our to-be-adopted Employee/Consultant Benefit Plan.

The compensation, will be:

•
Points may be used in the online point store where members will be able to purchase premium listing that promote their ChatChing network and encourage others to enroll in their network.  Inclusion in the featured Network leaser section will initially cost 5,000 points for 7 days.  Additionally the ability to post messages to ChatChing networks will be able to be purchased at the cost of 5,000 points to post a message to all network members at your tier of the networks that you are part of or 10,000 points for all network members that are part of the members ChatChing network and those networks below extending down five down levels.

•
At the option of Consultant, Shares of our Common Stock issued under an S-8 Registration Statement when, as and if such registration statement is ever filed or ever becomes effective, and then only under certain conditions.

The compensation will be based upon points awarded under the Plan and certain other conditions set forth in the Plan.  We will award points to Consultants who elect to participate in the points program for the following types of services:

Business Development or Promotional Service	Points Awarded	Frequency Limit

Post invite Link to Major Social Network Site
Post an Invite to recognized Social Networking site	100	Once per Site per Month

Post a link on other web site acceptable to ChatChing.com. We reserve the right to disqualify sites with limited user traffic and for other reasons.	10	Ten per Month

Email Invites	1	Once Per Email Address

Accepted Invite Users Provides Basic Profile Data	100	No Limit

Points Awarded for User Activity
Complete Profile All Basic Data	100
100% complete profile	100
Upload Photo	5	5 Per Day
Update Status	1	3 Times a Day
Post a Comment to Wall, Status, Blog, Photo, Album, Forum	2	Once Per Profile Page
Tag a Photo	3	Once Per Photo
Add Friend	5	25 per month
Establish Special Friend Relationship	25	10 Lifetime
Send Message	1	5 Per Day / One Per Profile Contacted

Points Earned from Other Users' Activity on your content
View to Users' profile	2	5 Per Day - Once per profile
Receive a comment to Wall or Post	2	5 Per Day - Once per profile
Posted comment to one of your posts	2	5 Per Day - Once per profile
Receive Message	1	5 Per Day - Once per profile
Views and Users Photoalbum	2	5 Per Day - Once per profile

Points from Activities by Invitees.   A new User that joins the Site through the invitation of a Qualified User becomes a “Network Member” of the Qualified User that invited the User. At such time as that Network Member becomes a Qualified User, the inviting Qualified User will receive credit on an ongoing basis for 50% of the Points earned by such Network Member, including Points earned by the Network Member from its own Network Members. In the event a new User has received invites from multiple Qualified Users, (1) the inviting Qualified Users will receive credit in the aggregate, on an ongoing basis, for 50% of the Points earned by such Network Member after the Network Member becomes a Qualified User, and (2) such Points allocated to the inviting Qualified Users will be divided equally among the inviting Qualified Users.  In the event of a member being on multiple ChatChing networks, Invitee points will be split equally amongst each ChatChing Network they are part of.  (Example: if a member or your ChatChing Network earns 400 Points and they are on three ChatChing Networks each of those networks would receive [400*67%/3] 100 Points.

Points are not issuable except to subscribers to our network who elect to participate in the points program and are issuable only in the circumstances described above.

The points represent the potential right, in certain circumstances described below, to receive, among other compensation, shares of our Common Stock. Unless and until these circumstances occur, the points do not represent equity in ChatChing or any right to vote or otherwise have any rights of a shareholder. If these circumstances do not occur, the points will expire and will be of no value. The points are issuable only to an individual Consultant and are not transferrable by sale, gift or otherwise during the Consultant’s lifetime. They are transferrable only as provided in the will of any deceased Consultant or, if no will exists, by the laws governing transfer of the assets of a deceased Consultant. Any attempt to transfer points in violation of this limitation will be ineffective, and we reserve the right to cancel any points if we learn that an attempt has been made to transfer them in violation of this limitation.

We will offer and award to Consultants points exchangeable into an aggregate of 400,000,000 shares of common stock of ChatChing. As of the date of this registration statement, ChatChing has 325,000,000 shares of its common stock issued and outstanding. The Compensation Shares, at such time as they are all issued, would at that time therefore equal 50% of ChatChing’s issued and outstanding common stock (“Common Stock”), assuming ChatChing by that time has not issued any other shares of Common Stock or securities convertible into or exercisable for Common Stock.

We are not restricted in our ability to offer other equity securities (which may consist of Common Stock or other forms of equity) for sale or to issue new equity in connection with employee and other incentive programs or to acquire other businesses or assets. Any such activities would dilute the shares issuable in exchange for points so the total number of shares of Common Stock issuable in exchange for points may not represent 50% of the total equity or voting equity of ChatChing at any point in time.

We are offering points solely to individual Consultants to ChatChing.com who elect to participate in the points program and only in recognition of their bona fide services rendered in furtherance of the business plan of ChatChing. We are not charging money for points, and points are not transferable except by will or inheritance on the death of a Consultant. Once ChatChing’s website has exceeded one million Consultants, the participating Consultants will be permitted to participate in an allocation process, with each Allocation (an “Allocation”) resulting in the issuance of an aggregate of 20, 000,000 shares of Common Stock to qualifying Consultants who satisfy a 12-month vesting requirement, as described below.

ChatChing plans a series of 20 such Allocations, which together would result in the issuance to qualifying Consultants of an aggregate of 400, 000,000 shares of Common Stock. The first Allocation would take place three months following ChatChing’s reaching one million Consultants. Allocations after the initial Allocation would be made every calendar quarter thereafter, if the total number of Consultants had increased by at least one million since the last preceding Allocation, until a total of 20 Allocations have been carried out. At that point, all of the Compensation Shares will have been issued, and the points program would cease. The number of shares of Common Stock for which the points are exchangeable is subject to customary adjustments for stock splits, stock dividends and recapitalizations.

Because the total number of points then held by qualifying Consultants will depend on the level of the services they render that generate points, there is no specific number of shares of Common Stock for which a specific number of points is exchangeable, and the number of shares for which any particular number of points is exchangeable will depend on the total number of unexchanged points held by qualifying Consultants on the exchange date.

To be qualified to acquire stock in an Allocation, participating Consultants would have to confirm certain personal identifying information and designate the number of their points to participate in the Allocation. The number of Compensation Shares each participating Consultant would be eligible to acquire would be the Consultant’s pro rata portion of the total shares to be awarded in that Allocation, based on the ratio of the number of points designated by that Consultant to the aggregate number of points designated by all qualifying Consultants in that Allocation. There would be no cash payment or other consideration for Compensation Shares issued to qualifying Consultants, although we will charge Consultants a reasonable fulfillment fee for the issuance of their shares.

In each Allocation, a participating Consultant’s award of Compensation Shares would be contingent on a vesting requirement that in the following 12 months the Consultant earn additional points equal to or greater in number than the amount designated by the Consultant for that Allocation. Shares would be issued at the end of the 12-month period to participating Consultants who satisfied this vesting requirement. If a participating Consultant does not satisfy that contingency, no shares would be issued in that Allocation to that Consultant. The shares not issued to that Consultant would be issued pro rata to other participating Consultants who satisfied the vesting requirement in that Allocation, and the points designated by the Consultant for that Allocation could be used by the Consultant in later Allocations. In each Allocation, a participating Consultant can designate any or all of the Consultant’s points not previously exchanged for Compensation Shares. In the event of a merger, reorganization, liquidation, asset sale or other major transaction to which ChatChing is a party, the Board of Directors may, at its option, select one or more of the following: (a) all issued points to remain outstanding, (b) convert some or all issued points into points to acquire stock in another corporation that is a party to the transaction, (c) continue the Points Plan, with newly issued points to be convertible into stock in another corporation that is a party to the transaction; or (d) terminate the Points Plan and cancel all points.

The complete to-be-adopted Employee/Consultant Benefit Plan is filed as an exhibit to the registration statement. The Plan authorizes the Board of Directors to interpret the Plan and to supply any omission or reconcile any inconsistency in the Plan. The Board of Directors may amend the Plan from time to time.

Our Industry

Social media are works of user-created video, audio, text or multimedia that are published and shared in a social environment, such as a blog, wiki or video hosting site. Social media is distinct from traditional media, such as newspapers, television and film in three key areas. First, social media can be created by almost anyone. Traditional media production generally requires creation by those with specialized skills and training. Conversely, social media can be created by anyone familiar with ordinary computer skills. Second, it is relatively inexpensive to publish information using social media. Traditional media requires expensive assets such as printing presses, television studios, or broadcast towers to widely disseminate information. Social media can be widely disseminated using a personal computer, laptop or smart phone with an internet connection. Third, social media can be produced or updated almost immediately. With traditional media, it can take weeks or months to write a story for a magazine, print the magazine, and deliver the magazine to the readers. With social media, users may post stories, pictures, or video about an event as it is happening.

Social networking is the use of social media to communicate informally with other users, or to find people with similar interests to oneself. Social networking websites can range from broad based sites open to potentially all internet users to other websites for more targeted audiences

Our Technology

We have contracted with Amazon Web Service to host our website under the standard form AWS Customer Agreement.  At launch our website will be able to serve over 5 million users.

We believe that Amazon Web Service will be able to meet our needs as our website attracts more users.  However, we do not have any long term contracts with Amazon Web Service.  In the event that Amazon Web Service can no longer meet our needs, we believe that there are many other server providers that have the capabilities to host our website.

Our Intellectual Property

We rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our intellectual property. We plan to register our domain names, trademarks, and service marks in the United States. Our registered trademarks in the United States include the service mark “ChatChing,” with serial number 85235907 and filing date of February 7, 2011; ChaChing with serial number 85259008 and filing date of March 5, 2011 and Use It, Own It with serial number 85310122 and filing date of May 2, 1011;  all of which expire in 2021.  In addition, we also protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

ChatChing.com’s proprietary software is being developed by a team of independently contracted programmers and graphic developers. We have developed a fully functioning social networking site in test/beta version.  We are in the process of finishing implementation of the user network aspects of our point program.  Additionally we will need to develop that online point store and the consultant registration process. Remaining development costs to get us to launch are approximately $12,000 which we anticipate will be funded by loans from managment.  Through contractual agreements, we own the proprietary software and other inventions created by such independent programmers and graphic developers. Furthermore, each of the independent programmers and graphic developers have entered into non-disclosure agreements to help protect our intellectual property and other confidential information.

Competition

There are numerous social networking sites.  Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. If we are unable to compete successfully, our business may suffer and our sales cycles could lengthen, resulting in a loss of market share or revenues.

We are a very small competitor in the market.  Facebook is the largest social networking website. Twitter is the second largest social networking website. Twitter has 175 million members. LinkedIn is website targeted towards professional and career social networking. LinkedIn has approximately 100 million members. Its users create a profile containing an outline of their current and former professional achievements and connect their profiles with other people with whom they have professional, educational, or personal relationships. hi5 is a social networking website targeted towards gamers and is popular in Latin America. hi5 has over 40 million monthly visitors and is available in over 50 languages.  There are many other social networking websites of all sizes.

We believe that competition within the industry based principally on a combination of quality, price, design, responsiveness and delivery, reputation, production capacity and after sales customer services. We distinguish ourselves from our competitors by not only offering and easy to use comprehensive social networking site, but also, when this registration statement is effective and the SEC staff has indicated they have no further comments and we have filed and have an effective registration statement on Form S-8 for shares to be issued under our to-be-adopted Employee/Consultant Benefit Plan, giving our users who become Consultants gain the ability to become a shareholders of our company as compensation for rendering specified bona-fide business development services under the Consulting Agreements.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm our business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our service.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state, and foreign laws regarding privacy and protection of member data.  We will post on our website our privacy policy and user agreement, which describe our practices concerning the use, transmission and disclosure of member data. Any failure by us to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Employees

Currently, we have a Chief Technology Officer who devotes 60% of his time to our business and our management, who we anticipate will devote full time to our business commencing the end of July 2011.

ITEM 1A. RISK FACTORS

Not required.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We plan to operate a social networking website. We have designed our website to enable users to connect and communicate with each other, share information and user-generated content.  We plan to generate revenues from online advertising at our website. We plan to offer a wide range of online advertising formats and solutions, including display advertising, social advertisements, promoted news feed items, and fan/brand pages.

We are in the development stage, and we have not generated or realized any revenues from our business operations. Our auditors have raised substantial doubt as to our ability to continue as an on-going business for the next 12 months.

Since our inception, we have incurred $199,110 in expenses from inception to July 31, 2011. These expenses consist primarily of development contracts and other expenses for website development in the amount of $86,839 and legal expenses in the amount of $74,839 related to the filing of this registration statement.

Milestones

We anticipate taking the following steps to implement our business plan in the next 12 months, assuming we have sufficient funding:

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion
Formation and Setup of Company	Develop website and be legally able to implement business plan	10 months from inception of concept, August 15th , 2011	$200,000
Launch and Promote Web Site	Launch Web Site with promotional activities. Includes PR activity, limited and targeted web based advertising, and internet blogging activity by a specialized team. Also, finalize translations of site in key 16 languages aside from English. Additional trademarks to be added/defended as needed.	1 – 3 months	$125,000
User Growth	Moderate promotional expenditures with continued user base growth.	2 – 4 months	$75,000
Increase Staff	Identify and hire technical operations team and sales and marketing executives (may be earlier in cycle depending on launch success and activity in months 2-4).	6 – 9 months	$50,000

Liquidity and Capital Resources

During the period ended July 31 , 2011, the Steven Pfirman, our  President, Secretary and Director and Nicholas Palin, a Director, loaned $124,462 in the aggregate, $99,550 by Mr. Pfirman and $99,550 by Mr. Palin, to fund development stage operations. The loans were made under identical Credit Line Agreements and related Credit Line Promissory Notes with Mr. Pfirman and Mr. Palin in the amount of $125,000 each, aggregating $250,000, bearing interest at zero percent due on December 31, 2011.  The Credit Line Agreements contain provisions concerning default and remedies in the event of default as well as other provisions related to these loans.  The loans are secured by Security Agreements pledging all tangible assets of the Company as security for the loans.  Obligations under the Credit Line Agreements and related Credit Line Promissory Notes and the Security Agreements were assumed by the Company on June 28, 2011.

Until we generate operating revenues or receive other financing, all our costs, which we will incur irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be less than $50,000 annually, will be funded by loans from management under the Credit Line Agreements as set forth above. If we fail to meet these requirements, we will be unable to us or continue to use our planned Registration Statement on Form S-8 to continue to issue stock under our to-be-adopted Employee/Consultant Benefit Plan.

We will need to secure a minimum of $250,000 in funds to be paid to non-affiliated third parties and not to any of our Affiliates to finance our business in the next 12 months, in addition to the funds which will be used to go and stay public estimated to be an additional less than $50,000 annually as described in the paragraph above , which funds will be used for business development and sales and marketing. However in order to become profitable we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding.  Further, it is likely that any future financing efforts may be hindered as a result of our plans to issue a large number of shares to consultants in exchange for non-cash consideration as described in “Business,” above.

Our independent auditor’s report expresses substantial doubt about our ability to continue as a going concern.  At July 31, 2011, we had only $188 in our bank account. We anticipate our monthly burn rate for the next 12 months to be approximately $21,000 per month.  We do not have any plans or specific agreements for new sources of funding, except for the anticipated loans from management as described above, or any planned material acquisitions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required.

SELECTED FINANCIAL DATA

Not required.

ITEM 3. PROPERTIES

The Company does not own any real property.

The Company’s current business address is 1061 E. Indiantown Rd. #400, Jupiter FL  33477,  provided at no cost by corporate counsel.

We anticipate moving our principal office location after we hire employees.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this registration statement, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders  c/o ChatChing Inc., 1061 E. Indiantown Rd. #400, Jupiter FL  33477.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Steven L. Pfirman	190,000,000	58.46%
Nicholas Palin	110,000,000	33.85%
Douglas Harrold	20,000,000	6.15%
All directors and executive officers as a group [2 Persons]	300,000,000	92.31%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 325,000,000 shares of common stock outstanding as of July 10 , 2011.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Steven L. Pfirman	41	President, Secretary and Director
Nicholas Palin	63	Director

Steven L. Pfirman has been our President, Secretary and a member of our Board of Directors since inception in March 2011. Mr. Pfirman is one of the founders of ChatChing Inc. From 2007 to the present, Mr. Pfirman has been Vice President of Operations for AgroLabs, Inc. Agrolab, Inc. is a manufacturer of liquid nutritional supplements that are sold into large national retailers, including Costco, Sam’s Club and BJ’s Wholesale club. From 2005 to the present, Mr. Pfirman has been the sole shareholder, director and president of Jasaly Management. Jasaly Management owns a Dunkin Donuts Franchise Restaurants located in Jupiter, Florida. From 2000 to the present, Mr. Pfirman has been a Member and Manager of Fifth Leg Management, LLC, which is a sales and marketing consultant for AgroLabs, Inc.. Mr. Pfirman holds a Bachelors of Science degree from the University of Pennsylvania’s Wharton School of Business with a focus on accounting and information technology management. Mr. Pfirman   terminated his employment with AgroLabs at the end of July 2011 and anticipates spending only 10-15 hours a month on other activities, devoting what will essentially be full time to our business thereafter. As a member of the Board, Mr. Pfirman contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Nickolas Palin has been a member of our Board of Directors since inception in March 2011. Mr. Palin is one of the founders of ChatChing Inc. From March 2008 to the present, Mr. Palin has been President of AgroLabs, Inc. AgroLabs, Inc. is a manufacturer of liquid nutritional supplements that are sold into large national retailers, including Costco, Sam’s Club and BJ’s Wholesale club. From 2004 to February 2008, Mr. Palin was a Manager of CDS International Holdings, a business advisory company. Mr. Palin holds a degree in Criminal Justice from the John Jay College of Criminal Justice at City University of New York. Mr. Palin also terminated   his employment with AgroLabs at the end of July 2011 and anticipates spending only 10-15 hours a month on other activities, devoting what will essentially be full time to our business thereafter. As a member of the Board, Mr. Palin contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.
Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

·	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

·	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

·
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

·
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

·
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

·	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

·	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

ITEM 6. EXECUTIVE COMPENSATION

Executive Officers

We have not paid any compensation to our two executive officers and we have no agreements or understandings, written or oral, to pay them compensation.

Board of Directors

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On January 19, 2011, we issued 190,000,000 [post-split] shares of our Common Stock to Steven Pfirman, our President, Secretary and Director in exchange for $237.50 in cash, and we issued 110,000,000 shares [post split] of our Common Stock to Nicholas Palin, a Director, in exchange for $137.50 in cash.

On January 19, 2011, we issued 20,000,000 shares [post-split] of our Common Stock to Douglas Harrold, our Chief Technology officer, in exchange for $25 in cash.

During the period ended June 30, 2011, the Steven Pfirman, our  President, Secretary and Director and Nicholas Palin, a Director, loaned $124,462 in the aggregate, $62,281 by Mr. Pfirman and $62,181 by Mr. Palin, to fund development stage operations. The loans were made under identical Credit Line Agreements and related Credit Line Promissory Notes with Mr. Pfirman and Mr. Palin in the amount of $125,000 each, aggregating $250,000, bearing interest at zero percent due on December 31, 2011.  The Credit Line Agreements contain provisions concerning default and remedies in the event of default as well as other provisions related to these loans.  The loans are secured by Security Agreements pledging all tangible assets of the Company as security for the loans.  Obligations under the Credit Line Agreements and related Credit Line Promissory Notes and the Security Agreements were assumed by the Company on June 28, 2011.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

Director Independence

Our board of directors has determined that we have one board member, Mr. Palin, that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

ITEM 8. LEGAL PROCEEDINGS

We are presently not a party to any current legal proceedings.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Holders

As of the date of this registration statement, we had 4 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On January 19, 2011, we issued 190,000,000 [post-split] shares of our Common Stock to Steven Pfirman in exchange for $237.50 in cash or a price of $.00000125 per share., we issued 110,000,000 [post-split] shares of our Common Stock to Nicholas Palin in exchange for $137.50 in cash or a price of $.00000125 per share and, we issued 20,000,000 shares of our Common Stock to Douglas Harrold in exchange for $25 in cash or a price of $.00000125 per share.  On July 1, 2011, we issued 5,000,000 shares of common stock to Michael Williams of Williams Securities Law Firm, P.A. for legal services.  We valued these shares at $.00000125 per share based upon recent cash sales. The offer and sale of these securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

ITEM 11. DESCRIPTION OF REGISTRANTS’ SECURITIES TO BE REGISTERED

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws are filed as exhibits to this registration statement.

Common Stock
We are authorized to issue 800,000,000 shares of common stock with no par value per share. As of the date of this registration statement, there were 325,000,000 shares of common stock issued and outstanding held by 4 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup , the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Florida  Revised  Statutes,  director  immunity  from  liability  to a company or its  shareholders  for  monetary  liabilities  applies  automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of  Incorporation do not  specifically  limit the directors'  immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our  shareholders  in  connection  with a matter  in which  the  director  has a material  conflict of  interest;  (b) a violation  of criminal  law,  unless the director had  reasonable  cause to believe that his or her conduct was lawful or no  reasonable  cause to believe  that his or her  conduct was  unlawful;  (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide the following:

10.1    Grant of Indemnification.  Subject to Section 10.2, each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of this or another Corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators.

10.2        Limitations on Indemnification. Notwithstanding Section 10.1, no indemnification shall be provided hereunder to any such person to the extent that such indemnification would be prohibited by the Florida law or other applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.3        Advancement of Expenses. The right to indemnification conferred in this section shall include the right to be paid by the Corporation the reasonable expenses incurred in defending any such proceeding in advance of its final disposition, except where the Board of Directors shall have adopted a resolution expressly disapproving such advancement of expenses. The authorization of payments for such advancement of expenses may be made by resolution adopted by the shareholders or Board of Directors.

Insofar as indemnification  for liabilities arising under the Securities Act may be permitted to the directors,  officers and controlling persons pursuant to the provisions above, or otherwise,  we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See “Item 15. Financial Statements and Exhibits.”

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

Our financial statements appearing on pages F-1 through F-8 are incorporated herein by reference.

(b) Exhibits.

The exhibits that are incorporated by reference in this registration statement on Form 10, or are filed with this registration statement, are listed in the LIST OF EXHIBITS following the signature page of this registration statement.

Report of Independent Registered Public Accounting Firm

To the Stockholders’
ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
Jupiter, Florida

We have audited the accompanying balance sheet of ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) (a Development Stage Company) (the “Company”) at June 30, 2011 and the related statement of operations, changes in stockholders’ equity and cash flows for the period from January 19, 2011 (Inception) to June 30, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has significant related party transactions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) (a Development Stage Company) as of June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in process of developing its technology and has not generated any revenue to date. The lack of operating revenues and the dependency of stockholder loans for future development and working capital raise significant doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Daszkal Bolton LLP

Jupiter, Florida
July 12, 2011

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2011

ASSETS

Current assets:
Cash	$188
Total current assets	188

Other assets:
Website development costs	$67,318
Patents and trademarks	1,425
Total other assets	68,743

Total assets	$68,931

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued expenses payable	$124,500
Lines of credit - related parties	124,462
Total current liabilities	248,962

Commitments and contingencies

Stockholders' equity:
Common stock, no par value; 800,000,000 shares authorized;
320,000,000 shares issued and outstanding	400
Deficit accumulated during development stage	(180,431)
Total stockholders' equity	(180,031)

Total liabilities and stockholders' equity	$68,931

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FROM JANUARY 19, 2011 (INCEPTION) TO JUNE 30, 2011

Period from January 19, 2011 (Inception) to June 30, 2011

Revenue	$-

Operating expenses:
General and administrative	13,407
Professional fees	167,024
Total operating expenses	180,431

Net loss from operations before income taxes	(180,431)

Income taxes	-

Net Loss	$(180,431)

Loss per common share	$(0.00)

Weighted average number of shares outstanding	320,000,000

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FROM JANUARY 19, 2011 (INCEPTION) TO JUNE 30, 2011

			Deficit Accumulated During the Development Stage

				Total
	Common Stock			Stockholders'
	Shares	Amount		Equity

Balance, January 19, 2011 (Inception)	-	$-	$-	$-

Issuance of common stock for cash	320,000,000	400	-	400

Net loss	-	-	(180,431)	(180,431)

Balance, June 30, 2011	320,000,000	$400	$(180,431)	$(180,031)

CHATCHING, INC.
(F/K/A SOCIAL NETWORK MARKETING, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FROM JANUARY 19, 2011 (INCEPTION) TO JUNE 30, 2011

Period from January 19, 2011 (Inception) to June 30, 2011

Cash flows from operating activities:
Net loss from operations	$(180,431)
Reconciliation of net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses payable	124,500
Lines of credit - related parties	55,719
Net cash used in operating activities	(212)

Cash flows from investing activities:	-

Cash flows from financing activities:
Proceeds from sale of common stock	400
Net cash provided by financing activities	400

Net increase in cash and cash equivalents	188

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$188

Supplemental disclosure of cash flow information:
Cash paid for interest	$-
Cash paid for taxes	$-
Capital expenditures funded by lines of credit	$68,743

ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Note 1 – Organization and Basis of Presentation

ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) (the "Company") was incorporated under the laws of the State of Florida on January 19, 2011. On June 30, 2011, the stockholders approved the articles of amendment to change the Company name to ChatChing, Inc., which became effective on July 5, 2011.  The Company is developing a social networking site designed for use by individuals for all socio-economic and demographic backgrounds. The Company is a development-stage company and its planned principal activities are to provide an interactive global community website which enables individuals, groups and businesses to easily connect with their family, social, and business circles.

As a company in the development-stage, the Company has no operating revenues to date. The Company currently is devoting substantially all of its present efforts to securing and establishing a new business.

Going Concern
As shown in the accompanying balance sheet, the Company has a working capital deficit of approximately $250,000 at June 30, 2011. The Company is currently in the development stage and has been spending a majority of its time in the development of its website and related trademarks.

There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements and the reported amounts of revenues and expenses during the reporting period.. Accordingly, actual results could differ from these estimates.

Cash equivalents
The Company considers all highly liquid instruments purchased with maturity of three months or less from the time of purchase to be cash equivalents. The Company has no cash equivalents at June 30, 2011.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settle. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.  The Company establishes a valuation allowance for deferred tax positions which, in the opinion of management, are not “more likely than not” to be used.

ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Long-Lived Assets
The Company reviews its long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period.  The Company will recognize an impairment loss if the carrying value of the asset exceeds the expected future cash flows.

Note 3 – Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents approximate their fair values due to their short-term nature.

Note 4 – Concentration of Credit Risk

The Company maintains cash balances at a financial institution in the state of Florida.  The balance, at any given time, may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits of $250,000 per institution.  The Company’s cash balances at June 30, 2011 were within FDIC insured limits.

Note 5 – Income Taxes

At June 30, 2011, the Company had gross deferred tax assets of approximately $68,000.  The Company determined that it is not more-likely-than-not that such asset will be realized, and as such has established a full valuation allowance at June 30, 2011.  The Company evaluates its ability to realize its deferred tax assets each period and adjusts the amount of its valuation allowance, if necessary.  If there is an ownership change, as defined under Internal Revenue Code Section 382, the use of operating loss and credit carry-forwards may be subject to limitation on use.

The Company’s loss before income taxes of $180,431 is comprised entirely of operations in the United States.  The effective tax rate of 0% differs from the statutory United States federal income tax rate of 34% due primarily to the valuation allowance.  The valuation allowance has increased by $68,000 for the period from January 19, 2011 (Inception) to June 30, 2011.

Note 6 – Commitments and Contingencies

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of its business.  The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Note 7 – Lines of Credit – Related Parties

On March 11, 2011, the Company entered into two revolving line of credit agreements with each of its two (2) stockholders in the amount of $125,000, aggregating $250,000 to fund development stage operations.

The revolving lines of credit are non-interest bearing and are due on December 31, 2011.  As of June 30, 2011, the total outstanding balance on the lines of credit is $124,462.

ChatChing, Inc.
(f/k/a Social Network Marketing, Inc.)
(A Development Stage Company)
Notes to Financial Statements

Note 8 – Stockholders’ Equity

From January 19, 2011 (Inception) through June 30, 2011, the Company has issued 320,000,000 shares (400,000,000 shares pre-split) of no-par common stock for a total capital contribution of $400.

On June 30, 2011 the Company facilitated a 10:8 reverse stock split which has been given retroactive effect in the financial statements.

Note 9 – Subsequent Events

On July 1, 2011 the Company issued 5,000,000 shares of no-par common stock to an individual for services at a fair value ($6).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHATCHING INC.

Date : August 17, 2011	By:	/s/ Steve Pfirman
Steve Pfirman
Chairman and Chief Executive Officer

LIST OF EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation

3.2	Articles of Amendment to the Articles of Incorporation *

3.3	Bylaws *

4.1	Form of to-be-adopted Employee/Consultant Benefit Plan

10.1	Form of Consulting Agreement

10.2	Credit Line Agreement – Pfirman

10.3	Promissory Note – Pfirman

10.4	Security Agreement – Pfirman

10.5	Credit Line Agreement – Palin

10.6	Promissory Note – Palin

10.7	Security Agreement – Palin

10.8	Consent and Release – Pfirman

10.9	Assumption of Credit Line Obligation - Pfirman

10.10	Consent and Release – Palin

10.11	Assumption of Credit Line Obligation - Palin

*  Exhibit Number corrected and filed herewith